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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
        Suspension of Duty to File Reports Under Sections 13 and 15(d) of
                      the Securities Exchange Act of 1934.

                                                  Commission File Number 0-24748

                           Home Financial Corporation
             1720 Harrison Street, Hollywood, FL 33020 (954)925-3330

                          Common Stock, par value $0.10
            (Title of each class of securities covered by this Form)

        -----------------------------------------------------------------
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i). . . [X]      Rule 12h-3(b)(1)(ii). . .[ ]
         Rule 12g-4(a)(1)(ii) . . [ ]      Rule 12h-3(b)(2)(i) . . .[ ]
         Rule 12g-4(a)(2)(i). . . [ ]      Rule 12h-3(b)(2)(ii). . .[ ]
         Rule 12g-4(a)(2)(ii) . . [ ]      Rule 15d-6. . . . . . . .[ ]
         Rule 12h-3(b)(1)(i). . . [X]

         Approximate number of holders of record as of the certification or notice date:

                                 Common Stock: 1
         Pursuant to the requirements of the Securities Exchange Act of 1934, First Union Corporation, as successor by merger to Home Financial Corporation, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                           First Union Corporation, as successor
                                           by merger to Home Financial
                                           Corporation


DATE: November 25, 1996                    BY:/s/ Kent S. Hathaway
      -----------------                       --------------------
                                              Kent S. Hathaway
                                              Senior Vice President